Exhibit 99.1

FINAL TRANSCRIPT OREX—Orexigen Therapeutics To Discuss Significant Development on Contrave Update Conference Call Event Date/Time: Sep. 20. 2011 / 8:30PM GMT THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. THOMSON REUTERS

FINAL TRANSCRIPT

Sep. 20. 2011 / 8:30PM, OREX - Orexigen Therapeutics To Discuss Significant Development on Contrave Update Conference Call

## CORPORATE PARTICIPANTS

**Heather Turner**
*Orexigen Therapeutics, Inc. - SVP and General Counsel*

**Mike Narachi**
*Orexigen Therapeutics, Inc. - President and CEO*

**Preston Klassen**
*Orexigen Therapeutics, Inc. - SVP, Head of Global Development*

**Jay Hagan**
*Orexigen Therapeutics, Inc. - Chief Business Officer*

**Mark Booth**
*Orexigen Therapeutics, Inc. - Chief Commercial Officer*

**Dawn Viveash**
*Orexigen Therapeutics, Inc. - SVP, Head of Global Quality, Regulatory Affairs and Safety*

## CONFERENCE CALL PARTICIPANTS

**Charles Duncan**
*JMP Securities - Analyst*

**Corey Davis**
*Jefferies & Company - Analyst*

**Matt Lowe**
*JPMorgan - Analyst*

**Bill Tanner**
*Lazard Capital Markets - Analyst*

**Steve Byrne**
*BofA Merrill Lynch - Analyst*

## PRESENTATION

**Operator**

Good day, ladies and gentlemen, and welcome to the Orexigen Therapeutics conference call. At this time all participants are in listen-only mode. Later we will conduct a question-and-answer session. (Operator instructions). I would now like to turn the conference over to your host for today, Ms. Heather Turner, the Company's General Counsel. Please proceed.

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**Heather Turner** - *Orexigen Therapeutics, Inc. - SVP and General Counsel*

Hello and thank you for joining us to discuss the Company's update on the Contrave program and regulatory process. I'm joined on this call today by my fellow management colleagues at Orexigen, Mike Narachi, CEO; Dr. Preston Klassen, Head of Development; Dr. Dawn Viveash, Head of Regulatory; Mark Booth, Chief Commercial Officer; and Jay Hagan, Chief Business Officer.

This afternoon we issued a press release that provides an update on the Contrave new drug application. Please note that all the information discussed on the call today is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act. I caution listeners that during this call the Company's management will be making forward-looking statements. Actual results could differ materially from those stated or implied by our forward-looking statements, due to risks and uncertainties associated with the Company's business. These forward-looking statements are qualified in their entirety by the cautionary

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F I N A L T R A N S C R I P T Sep. 20. 2011 / 8:30PM, OREX—Orexigen Therapeutics To Discuss Significant Development on Contrave Update Conference Call statements contained in today’s press release and the Company’s SEC filings, including the report on form 10-Q that the Company filed on August 8, 2011. The contents of this conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, September 20, 2011. Orexigen undertakes no obligation to advise or update any forward-looking statements to reflect events or circumstances after the date of this conference call. I will now hand the call of call over to Mike Narachi, Orexigen’s Chief Executive Officer. Mike? Mike Narachi—Orexigen Therapeutics, Inc.—President and CEO On our last update in June we said that we had halted work on our obesity programs in the United States until a clear and feasible path to approval could be identified.Today we are happy to say that we believe such a path has indeed been identified. That path includes a requirement to conduct a reasonably sized outcomes trial, the interim results of which should allow for resubmission and approval of the Contrave NDA. As we laid out in the press release issued this afternoon, following a recent meeting with senior officials in FDA’s Office of New Drugs, the Company received written correspondence detailing the design requirements for a cardiovascular outcomes trial for Contrave that would address the Complete Response Letter received in January. Orexigen believes that these design requirements are reasonable, feasible and provide the certainty required to proceed with the study. Importantly, FDA stated that, quote, if the interim analysis meets the specified criteria to exclude an unacceptable increased cardiovascular risk, the drug could be approved, end quote. Furthermore, FDA stated that, quote, while we still plan to convene a public advisory committee meeting to discuss topics related to obesity drug development early next year, that meeting will not impact on the advice provided in this letter, and the agency will honor the advice provided, end quote. We have been working with our partner Takeda throughout this process and are confident that with the commitments made by FDA and the very clear requirements for resubmission of our NDA that a successfully conducted trial could lead to an approval sometime in 2014. I will now hand the call over to Preston Klassen to walk through some of the key aspects of FDA’s feedback. Preston? Preston Klassen—Orexigen Therapeutics, Inc.—SVP, Head of Global Development Thanks, Mike. Since receipt of FDA’s Complete Response Letter in January on this year, Orexigen has worked to address the agency’s requirement for cardiovascular outcomes data prior to approval of Contrave. Orexigen and Takeda had already assembled a world-class steering committee to assist with design and execution of a cardiovascular outcomes trial, including doctors Steve Nissen from the Cleveland Clinic, Rob Califf and Bob Harrington from the DCRI, Steve Smith from Pennington and John Buse from UNC Chapel Hill. At the end of our review meeting in May — sorry — at the end of review meeting in May, we presented an outline for a cardiovascular trial that would provide both pre-and post-approval data using a two-stage approach to excluding risk similar to the current guidance for approval of drugs used to treat diabetes. After our end of review meeting with agency, as a result of trial design requirements that we believed were not feasible, Orexigen halted further development of Contrave in the US pending resolution of these issues and identification of a feasible path forward. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

F I N A L T R A N S C R I P T Sep. 20. 2011 / 8:30PM, OREX—Orexigen Therapeutics To Discuss Significant Development on Contrave Update Conference Call Subsequent discussions with the review division, the Office of Drug Evaluation and the Office of New Drugs have been robust and productive. As Mike mentioned, the written correspondence we recently received from the Office of New Drugs provides a high degree of clarity and specificity on a cardiovascular trial design and the requisite assurance that their recommendations represent an enduring position on the part of the agency. The key aspect of the cardiovascular trial designed outlined by FDA includes that the trial be powered based on an intent to treat analysis along with criteria for interpreting the results at interim and final analyses that are similar to those that are applied to diabetes drugs. And similar to the guidance in diabetes, successful results at the interim analysis would support approval with the trial continuing in the post-approval setting to the final analysis. Specifically, the FDA advised that the trial enroll a population of overweight and obese patients with an estimated annual event rate for major cardiovascular events of 1% to 1.5%. In this population, the upper bound of the 95% confidence interval should exclude a hazard ratio of 2 and 1.4 at the interim and final analyses, respectively. Both FDA and Orexigen estimate that such a study would require approximately 87 total events by the interim analysis to enable resubmission of the NDA for approval.We estimate that the entire study would require less than 10,000 patients and less than two years from study start to the interim analysis. Over the near-term we will be meeting with the review division to finalize the protocol with the objective of initiating the cardiovascular outcomes trial in the first half of 2012 with potential approval in 2014. The probability of this trial achieving results that would support approval is high. Bupropion and naltrexone have been used in millions of patients over the last 25 years. Modeling exercises using Contrave-specific data in different risk engines and other relevant clinical trial analyses support that this type of noninferiority trial should have a high likelihood of success. Finally, the trial design will focus on achieving long-term exposure to Contrave among patients who experienced appropriate early weight loss and who do not demonstrate significant increases in blood pressure.We have consistently indicated that this is our plan for the real-world utilization of Contrave, and thus, it is important to incorporate in trial design. And FDA has also indicated that this approach is acceptable. For all of these reasons I’m confident in the future success of our development program. With that, I will hand the call back over to Mike. Mike Narachi—Orexigen Therapeutics, Inc.—President and CEO Thanks, Preston, for providing the details on the feedback from FDA. Of course, we would have preferred that such a trial as Preston outlined would be required as a post-marketing requirement, but we are pleased that a feasible path to approval has now been very clearly identified and that we have an opportunity to bring this important product to market. Since receiving our Complete Response Letter in January, this has been a long and challenging process, and we owe thanks to the people who have worked hard alongside us, including our partner, Takeda, to enable the program to move forward. I believe this forward momentum was created as a result of a multi-step collaborative effort that we undertook. That effort included a series of important and detailed discussions with senior FDA officials who had to tackle complex policy-level issues to ultimately create this path forward. We also had inspiring input from a world-class a study design steering committee that Preston mentioned and other leaders of the academic and medical community. We were able to gain increasing levels of support from elected officials across the country who voiced their concerns about the obesity epidemic and asked important questions about what was being done to help. And last, there was the enduring and strong support from numerous advocacy groups, some of whom created what is called the Obesity Care Continuum, so that their combined voices could be more easily heard. And a unifying theme for all these constituents was a strong belief in the importance of developing safe and effective new therapies for obesity. And we THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

F I N A L T R A N S C R I P T Sep. 20. 2011 / 8:30PM, OREX—Orexigen Therapeutics To Discuss Significant Development on Contrave Update Conference Call have always believed that Contrave holds great potential for the treatment of obesity, and we are thrilled that we have an opportunity to bring this important new therapy to market. Based on this new feedback from FDA, we are happy to say that we are reinitiating development for Contrave and the Company’s three near-term priorities for the program are to finalize the trial protocol with FDA, reengage with the pharma companies that expressed interest in partnering the ex-North American rights and implement the cardiovascular outcomes trial as soon as we are able. With that I would like to turn the call back over to the operator for questions. Q U E S T I O N S A N D A N S W E R S Operator (Operator instructions) Charles Duncan. Charles Duncan—JMP Securities—Analyst Thanks for taking my question and I guess congratulations are in order, although probably not a time to celebrate but a good time to get back to work. My first question is, Mike, with regard to the types of patients that you anticipate enrolling in this study, can you provide us a little bit more color on that? And then also some color on the costs that you expect to incur over the course of the study and up to the interim specifically. Mike Narachi—Orexigen Therapeutics, Inc.—President and CEO Yes. Let’s take the first one first. I’ll let Preston fill in on some of the details, but the trial would aim to replicate essentially the target population in total. So this would be very broad enrollment criteria which should match the label that we would expect to receive on success. Preston, do you want to give any other details on the types of patients? Preston Klassen—Orexigen Therapeutics, Inc.—SVP, Head of Global Development Sure. Again, it’s premature to speculate in terms of final details of the protocol. We are going to be working with our steering committee advisors and the FDA in the near-term. But what I can say is that the inclusion criteria would — really, the only factors that are predicated are that they, of course, be overweight with one or more comorbidities or obese by BMI criteria, and that in totality the population has a background MACE event rate 1% to 1.5%. And that is kind of in the middle ground, if you look between the obesity of population that receives pharmacotherapy today, it’s a little lower than that. But if you look at diabetes cardiovascular outcomes trials today, they’re enrolling much higher event rates than what we are talking about. So it will be somewhere in the middle, and so there will be some search for patients who do have some probably higher risk than the run-of-the-mill obesity patient, for example. Mike Narachi—Orexigen Therapeutics, Inc.—President and CEO And I’d like to take the question on financing and how we would implement this study from a financial resource perspective. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

F I N A L T R A N S C R I P T Sep. 20. 2011 / 8:30PM, OREX—Orexigen Therapeutics To Discuss Significant Development on Contrave Update Conference Call First, we don’t see any imminent need to do a financing or raise new cash for the program. I will let Jay talk about our current cash reserves, which are substantial. And one of the priorities that I already mentioned is to reengage with partners who are interested in ex-North America rights, which obviously could be a source of cash into the Company and to help us fund the trial. Jay? Jay Hagan—Orexigen Therapeutics, Inc.—Chief Business Officer Thanks, Mike. As we indicated on our Q2 earnings update, we ended the second quarter with $70 million in cash and had guided that the second-half operating expense would be substantially lower than the first-half operating expenses as we have been in cash conservation mode. So that’s sort of first and foremost. Secondarily, we would look to reinitiate our partnering process that we had been underway with back when we received the Complete Response Letter for any possible funding gaps we might foresee. Mike Narachi—Orexigen Therapeutics, Inc.—President and CEO And, Charles, I was just reminded that your question specifically was around cost in the interim. And I think you probably astutely tried to calculate — Preston mentioned that the trial would have less than 10,000 patients. Of course, that’s for the total study. The interim analysis would take place when we projected to get the 87 events, which would be somewhere short of 10,000 patients. So the cost of the total trial, if you said it was going to cost you somewhere between conservatively 10,000 and 12,000 patients, typically you would be able to get an interim result short of full enrollment. Charles Duncan—JMP Securities—Analyst Okay, that makes sense, but do you anticipate being able to fully fund until that interim? And the other thing is, could you remind us if Takeda has some obligations based on success as to being able to garner some milestone payments from them? Mike Narachi—Orexigen Therapeutics, Inc.—President and CEO So I’ll let Jay review the terms of that agreement. Jay Hagan—Orexigen Therapeutics, Inc.—Chief Business Officer We won’t know the specifics on the total cost of the trial until we’ve buttoned up the protocol with FDA, and we will provide that update when we have more color on that. With respect to our agreement with Takeda, Orexigen is responsible for preapproval development costs. And then, as we have intimated, upon approval, between approval and launch, we’re eligible to receive up to $100 million in milestones. Charles Duncan—JMP Securities—Analyst Okay, and then this interim result, would you anticipate it to be sufficient? It’s good data to be driving from approval or some sort of conditional approval with the final results being required for full approval? Mike Narachi—Orexigen Therapeutics, Inc.—President and CEO I’ll let Dawn answer that regulatory question. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

F I N A L T R A N S C R I P T Sep. 20. 2011 / 8:30PM, OREX—Orexigen Therapeutics To Discuss Significant Development on Contrave Update Conference Call Dawn Viveash. Yes, so this would give his approval for Contrave. You may be aware that conditional approval is not really a traditional part of the US process.The second part of the study after the interim would become a post-approval commitment or post marketing requirement, actually, in the [FDAR] context. Charles Duncan—JMP Securities—Analyst I’ll hop back in the queue.Thanks for taking my questions. Congratulations. Operator Corey Davis. Corey Davis—Jefferies & Company—Analyst I’m sorry; I didn’t completely follow the discussion on the types of patients you’re going to enroll here. But in general, do you expect they’re going to be more or less sick than the types of patients enrolled in that Meridia SCOUT study? Mike Narachi—Orexigen Therapeutics, Inc.—President and CEO Maybe more specifically, Preston, the background event rate they were aiming for and the background event rate we would be aiming for? Preston Klassen—Orexigen Therapeutics, Inc.—SVP, Head of Global Development They were aiming for — it’s about half, to maybe the little question — it’s about half, probably, the overall background event rate that was enrolled in the sibutramine trial. So they were clearly focusing on patients at the highest levels of risk, typically what you see with diabetes cardiovascular outcomes trial, on the order of 3% annual event rate. Corey Davis—Jefferies & Company—Analyst And just on your time lines that you gave, if you started in the first half of 2012 and it takes two years, I’m assuming you mean two years from the start of enrollment until the time you finish it, getting an approval sometime in 2014 is kind of cutting it close, making time for crunching data, submitting the response, having a panel meeting afterwards, isn’t it? Or is there something I’m missing with the time line? Mike Narachi—Orexigen Therapeutics, Inc.—President and CEO Yes. I think the main thing is that we are just guiding you — we have just — this is hot-off-the-press information for us. We’re guiding you on rough numbers, anticipating the most likely question is how much is it going to cost, how long is it going to take and what’s the probability of success. So we are trying to guide there, roughly. We will be able to much more precisely guide once we nail down the details of the protocol.The key design elements are very nailed down, but there are some details on the protocol that we will be able to guide you from much more precisely. But I think the guidance that we are giving is very reasonable. I know it’s broad, but it’s very reasonable. One assumption you have that may not be true because it has not been mentioned as in our path, and that would be the requirement for any new advisory panel.The letter actually says that the upcoming outcome won’t have any impact. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

F I N A L T R A N S C R I P T Sep. 20. 2011 / 8:30PM, OREX—Orexigen Therapeutics To Discuss Significant Development on Contrave Update Conference Call Corey Davis—Jefferies & Company—Analyst And so, what was it that you think changed the FDA’s mind, or wouldn’t you characterize it as their minds being changed? Mike Narachi—Orexigen Therapeutics, Inc.—President and CEO I think that again, as I said, this was a multipronged effort that we built to create some momentum that helped. And I’m not going to speculate as to precisely what changed their mind. But I think it was an evolving process. And as I said, these are complex policy-level issues they actually had to deal with in order to create this path forward. So I don’t think that there was a moment in time when the light switched from off to on. I think that the process evolved over the course of the last few months. Corey Davis—Jefferies & Company—Analyst Okay. And I realize you don’t have the final protocol set yet, but did I hear you say something about only evaluating the responders? And if so, can you elaborate on what you meant by that? Preston Klassen—Orexigen Therapeutics, Inc.—SVP, Head of Global Development When we discussed in the advisory committee about the appropriate way to use Contrave in the marketplace, we talked about the patients should evidence some ability to lose weight, have a response from a weight respective in the early stages. Those were the patients that had the greatest long-term outcome. And in the context of a trial design we would anticipate looking at the same set of patients, so enrolling patients and carrying forward patients who have evidence of early weight loss efficacy and are not in evidencing any increases in blood pressure that might be associated with the compound. Mike Narachi—Orexigen Therapeutics, Inc.—President and CEO So as much as possible, we are going to try and mimic — of course, it’s difficult in a randomized placebo-controlled trial, but we are going to try to mimic how the product would be used in the real world. And we think this helps us a lot as far as confidence in the outcome of the trial. Corey Davis—Jefferies & Company—Analyst Okay, great, and thanks for the update, everyone. Operator Cory Kasimov. Matt Lowe—JPMorgan—Analyst Hi, it’s actually Matt Lowe in for Corey today. I was just wondering if you could talk to your confidence of excluding a hazard ratio of two by the interim analysis, and just maybe elaborate on your expectations on meeting the criteria of the interim analysis versus waiting for the final analysis. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

F I N A L T R A N S C R I P T Sep. 20. 2011 / 8:30PM, OREX—Orexigen Therapeutics To Discuss Significant Development on Contrave Update Conference Call Mike Narachi—Orexigen Therapeutics, Inc.—President and CEO I’ll let Preston cover that call. He’s been running all the modeling for the last several months. Preston Klassen—Orexigen Therapeutics, Inc.—SVP, Head of Global Development Sure.We are confident that the trial design that we have discussed with FDA, including specifically the interim analysis because that will be clearly the important time point has a high likelihood of success. First and foremost, again, as I mentioned, bupropion and naltrexone are agents that have been well used or well-characterized over 25 years of use.We have generated data looking at the Contrave Phase 3 program and essentially plugging that into a variety of risk engine equations to predict cardiovascular outcome events. And in the Contrave arm as compared to placebo arm, we see a general reduction in cardiovascular risk over the long run.These are modeling exercises that help us understand and predict what might happen in a trial design, and actually some of those results will be published at the — or presented at the upcoming [TOSS] meeting in a few months. And then, finally, we have looked at a variety of upcoming trial analyses that again confidence that we can hit the prespecified criteria that have been laid out by the agency. Matt Lowe—JPMorgan—Analyst Okay, that’s great, thank you. Operator Bill Tanner. Bill Tanner—Lazard Capital Markets—Analyst I guess, Preston, one for you is it relates to enrolling the patients and estimating the background rate of cardiovascular events. What’s the level of confidence that you guys have that you can actually identify than 1% to 1.5% rate pretty accurately? Preston Klassen—Orexigen Therapeutics, Inc.—SVP, Head of Global Development That’s going to be a critical trial of the trial planning.We had actually initiated much of this work in terms of modeling the kind of patients that we will be needing. Now that we have more specific installation about who the agency would like us to enroll, it’s a little different than what we had proposed. Remember, we had proposed a specific trial design in response to the CRL. In many ways, today’s announcement and the trial specifics are very similar to what we had originally proposed. The patient population as requested by the FDA is a little different, and so we will need to do some additional modeling work. We are confident that we can identify the root appropriate characteristics that will help drive a background event rate that’s in the range that we need. And then it’s simply a matter of including that as part of the criteria for searching for patients so that you end up with a patient you would like. Bill Tanner—Lazard Capital Markets—Analyst Okay, fair enough. And then, Mike, I don’t want to put words in your mouth, but I think a couple of questioners ago, you said 10,000 to 12,000 patients when you were talking about the cost. Did you mean $10,000 to $12,000 per patient, or —? THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

F I N A L T R A N S C R I P T Sep. 20. 2011 / 8:30PM, OREX—Orexigen Therapeutics To Discuss Significant Development on Contrave Update Conference Call Mike Narachi—Orexigen Therapeutics, Inc.—President and CEO Yes. I’m sorry if I misspoke and said patients. It would take about — somewhere south, somewhere lower than 10,000 patients to complete the trial, somewhere short of that to hit the interim. And then a conservative estimate for costs without reaching for much more pragmatic trial designs would be 10,000 to 12,000 per patient. Bill Tanner—Lazard Capital Markets—Analyst Got you. And as is relates to going back and talking to the partners that you’d been engaged with before, what is the reality that you think that you have something essentially done in terms of a deal prior to the interim analysis? And I guess the question being, is there any way that the Company could get some kind of an upfront payment from a partner, or do you think that, in all practicality, the partners are potentially going to want to see what the outcomes — the interim analysis actually looks like, just to understand the better understand, I guess, the level of conversation or discussions you guys had previously? Mike Narachi—Orexigen Therapeutics, Inc.—President and CEO I’ll let Jay cover off on of business development analysis and what fruit that may yield near-term in terms of cash, but I will say that with people that we have discussed this with, the sophisticated teams in the large pharmaceutical players understand how to judge the probability of success of a non-inferiority outcomes trial like this, and they would all uniformly put the probability of success very, very high. So if the question is, why not wait? Well, it depends on where they’ve put the probability of success, right? Is the probability of success is predicted to be very, very high, then the value of the new information is low. Jay, do you want to take the BD process question? Jay Hagan—Orexigen Therapeutics, Inc.—Chief Business Officer Yes, as we have indicated, we had, after our positive advisory committee and prior to the Complete Response Letter generated significant interest, presumably because the regulatory path appeared to be taking shape for an obesity therapeutic. And we believe that, based on this feedback, again, that clarity about a regulatory path to approval appears very clear. And so we would expect and anticipate that we would be able to regenerate the interest amongst potential pharma partners. And, consistent with Mike’s comment, there are not a lot of opportunities out there to get a late-stage asset near approval where the combination of the information generated to date on the Contrave program, coupled with this additional information generated from an outcomes trial, would unlock the value of the drug globally. Mike Narachi—Orexigen Therapeutics, Inc.—President and CEO And maybe one other part that’s important in answering that question, and I’ll let Mark Booth speak to it, because we’ve had a lot of internal discussions about this and discussions with external parties, but the prospect of launching, although, of course, this is much later than we would have liked to have the opportunity to launch, the prospect of launching with this new data in hand significantly changes the predictions on launch. Mark, I don’t know if you want to speak to that generally. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

F I N A L T R A N S C R I P T Sep. 20. 2011 / 8:30PM, OREX—Orexigen Therapeutics To Discuss Significant Development on Contrave Update Conference Call Mark Booth—Orexigen Therapeutics, Inc.—Chief Commercial Officer Sure. We’ve always felt, if approved, Contrave offered a really attractive product profile. And, assuming success of this cardiovascular outcomes trial, I can’t think of a stronger way to launch a product into this space.The efficacy of Contrave would be supported by a significant safety trial that would provide patients and physicians with a great deal of confidence, and that’s just a very powerful launch platform. Bill Tanner—Lazard Capital Markets—Analyst And I just apologize for one last question, as it relates to, you know, hopefully, the drug gets approved and the label then presumably, the profile of the patients the drug would be recommended for would mirror how the patients were screened to go into the trial. So, it wouldn’t be just a blanket background on a cardiovascular risk rate of 1% to 1.5%; there would be various criteria as it relates to BMI, BP, things of that nature. Mike Narachi—Orexigen Therapeutics, Inc.—President and CEO Yes, no, our anticipation, I think, maybe I disagree, I believe. The indication that we would expect would be not different than the broad indication that we applied for originally. Bill Tanner—Lazard Capital Markets—Analyst Okay. Dawn Viveash—Orexigen Therapeutics, Inc.—SVP, Head of Global Quality, Regulatory Affairs and Safety So, this is Dawn Viveash. Just to add to that, remember, the approval will be based on the data that the agency has already reviewed, which is the basis for assessing their efficacy, and it will be supplemented by the cardiovascular outcome trial. So, we would expect the broader range of patient populations, the patients with obesity or with — or overweight with comorbidities, and not limited to just those studied in the cardiovascular outcome trial. Mike Narachi—Orexigen Therapeutics, Inc.—President and CEO Yes, in some ways, this would actually broaden the label from what we originally submitted, because it would take away any overhang or concern about cardiovascular risk. Bill Tanner—Lazard Capital Markets—Analyst Okay, thanks very much. Operator Steve Byrne. Steve Byrne—BofA Merrill Lynch—Analyst I recall that, in the FDA’s initial rejection of your design protocol, they were looking for a relative risk near unity. Have they essentially dropped that? THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

F I N A L T R A N S C R I P T Sep. 20. 2011 / 8:30PM, OREX—Orexigen Therapeutics To Discuss Significant Development on Contrave Update Conference Call Preston Klassen—Orexigen Therapeutics, Inc.—SVP, Head of Global Development This is Preston, and the answer is yes. Steve Byrne—BofA Merrill Lynch—Analyst And, based on your estimate of 87 CV events and the size of the trial an upper confidence interval of 2, can you back into what they imputed relative risk would be? Preston Klassen—Orexigen Therapeutics, Inc.—SVP, Head of Global Development Yes, the — you’re absolutely right. You can, depending on the background event rate, the number of events, etc., you can calculate the upper point estimate that would still meet that 95% requirement. Again, it’s a little bit of a projection, but essentially, that’s around 1.31. Steve Byrne—BofA Merrill Lynch—Analyst Okay, thank you. Operator At this time, there are no questions. I would like to hand it back to Mike Narachi. Mike Narachi—Orexigen Therapeutics, Inc.—President and CEO All right, well, thanks very much, everyone, for joining us on the call today and for your continued interest and support.We look forward to future updates at upcoming investor conferences, and of course in subsequent quarterly updates. Again, thank you, look forward to the next steps. Operator Ladies and gentlemen, that concludes today’s conference.Thank you for your participation, you may now disconnect. For replay information, please dial 888-286-8010, with a passcode of 86699693. Have a nice day. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

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